Exhibit 21.1

HYPERIDES HOLDINGS LTD

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation or Organization
HYPERIDES (BVI) LIMITED	British Virgin Islands
HYPERIDES LIMITED	Hong Kong